Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-123683

January 24, 2006

$150,000,000

Floating Rate First and Refunding Mortgage Bonds, Series 2006B, Due 2009

SUMMARY OF TERMS

Security:	First and Refunding Mortgage Bonds, Series 2006B, Due 2009

Issuer:	Southern California Edison Company (“SCE”, or the “Company”)

Joint Book-running Managers:	Credit Suisse / Deutsche Bank Securities / Lehman Brothers

Principal Amount:	$150,000,000

Ratings of Securities:	A3/BBB+ (Moody’s / S&P)

Settlement Date:	January 31, 2006 (T+5)

Maturity:	February 2, 2009

Coupon:	Floating rate equal to three-month LIBOR (calculated as described in the Preliminary Prospectus Supplement dated January 24, 2006) plus 0.10%; reset quarterly.

Coupon Payment Dates:	Payable quarterly on February 2, May 2, August 2, November 2

First Coupon payment Date:	May 2, 2006

Public Offering Price:	100%

Optional Redemption:	The bonds may not be redeemed prior to maturity.

CUSIP/ISIN:	842400 FD 0/ US842400FD01

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 212-538-7764 (Collect) for Credit Suisse Securities (USA) LLC, by calling 800-503-4611 for Deutsche Bank Securities Inc. or by calling 212-526-9664 (Collect) for Lehman Brothers Inc.

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